Exhibit 99.2

Independent Auditor’s Report

The Board of Directors and the Stockholders

Aviv REIT, Inc.

We have audited the accompanying Historical Statement of Revenue of Certain Properties of Diamond Senior Living, LLC for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenue referred to above presents fairly, in all material respects, the Revenue described in Note 2 to the financial statement of Certain Properties of Diamond Senior Living, LLC for the year ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 2, the Historical Statement of Revenue has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of Certain Properties of Diamond Senior Living, LLC’s revenue. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Chicago, Illinois

December 23, 2014

Certain Properties of Diamond Senior Living, LLC

Historical Statement of Revenue

Year Ended December 31, 2013

(in thousands)

Revenue	Year Ended December 31, 2013
Rental revenue	$26,119

See accompanying notes.

Certain Properties of Diamond Senior Living, LLC

Historical Statement of Revenue

Nine Months Ended September 30, 2014 (unaudited)

(in thousands)

Revenue	Nine Months Ended September 30, 2014
Rental revenue	$20,879

See accompanying notes.

Certain Properties of Diamond Senior Living, LLC

Notes to Historical Statements of Revenue

For the Nine Months Ended September 30, 2014 (Unaudited) and the Year Ended December 31, 2013

1.	Business

The accompanying historical statements of revenue relate to the operations of certain properties of Diamond Senior Living, LLC (the “Properties”), consisting of 23 skilled nursing facilities, four assisted living facilities, one independent living facility and one office building located in Michigan, Ohio, North Carolina, Virginia, and Indiana. These historical statements of revenue do not purport to represent the entire revenue of Diamond Senior Living, LLC. Aviv REIT, Inc. (“Aviv”), through Financing VI Healthcare Property, L.L.C., an indirect wholly-owned subsidiary of Aviv’s operating partnership, Aviv Healthcare Properties Limited Partnership (collectively, the “Company”), acquired the Properties in December 2014 for total consideration of $305.0 million.

2.	Summary of Significant Accounting Policies

The accompanying historical statements of revenue were prepared for the purpose of complying with Rule 3-14 of Regulation S-X as promulgated by the Securities and Exchange Commission in connection with the Company’s acquisition of the Properties. The historical statements are not representative of the actual operations of the Properties for the period presented nor indicative of future operations. In addition, all expenses, primarily amortization and interest expense, which may not be comparable to the expenses to be incurred by the Company in future operations of the Properties, have been excluded. Additionally, the Company’s lease with the tenant is structured in such a way that the tenant is responsible for all of the Properties’ operating expenses. As the Company does not expect to incur any operating expenses in the future operations of the Properties, they have been excluded from this historical statement. However, the Company would be required to pay property taxes on the Properties in the event the tenant fails to pay them. The total estimated property taxes for the year ended December 31, 2013, and the nine months ended September 30, 2014, were $1.7 million and $1.3 million, respectively.

Revenue Recognition

The lease is accounted for as an operating lease and revenue is recognized on a straight-line basis in accordance with the terms of the related lease.

Use of Estimates

The preparation of these historical statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of revenue during the reporting periods. Actual results may differ from these estimates.

Major Tenant

During the year ended December 31, 2013, and for the nine months ended September 30, 2014 (unaudited), the Properties’ total rental revenue of $26.1 million and $20.9 million, respectively, was attributable to only one tenant.

3.	Lease

The Properties entered into an original master lease agreement in 2005, with a first amendment in 2007. On August 4, 2014, the Properties entered into a Second Amended and Restated Master Lease Agreement with the tenant, with an effective date of July 1, 2014 that extended the lease termination date to 2029. The lease had an initial term of 15 years with two five-year options. Future minimum rentals as of October 1, 2014 to be received under this tenant lease are as follows (in thousands):

Year	Tenant Lease Payments
2014	$6,250
2015	25,500
2016	26,010
2017	26,530
2018	27,061
Thereafter	335,880

Total	$447,231

4.	Unaudited Interim Statement

The historical statement of revenue for the nine months ended September 30, 2014 is unaudited. As a result, this interim historical statement should be read in conjunction with the historical statement and notes included in the December 31, 2013 historical statement of revenue. The interim historical statement reflects all adjustments which management believes are necessary for the fair presentation of the historical statement of revenue for the interim period presented. These adjustments are of a normal recurring nature. The historical statement of revenue for such interim period is not necessarily indicative of the results of the entire year.

5.	Subsequent Events

The Company evaluated all events that have occurred subsequent to December 31, 2013, through December 23, 2014, the date the financial statements were issued, and determined that no events have occurred that would require additional disclosure.

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